Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF 2013

Revenue growth continues to accelerate

SAN DIEGO, CA, OCTOBER 29, 2013 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter ended September 28, 2013.

Third Quarter Results

DJOFL achieved net sales for the third quarter of 2013 of $288.0 million, reflecting growth of 5.1 percent, compared with net sales of $274.0 million for the third quarter of 2012. Net sales for the third quarter of 2013 were favorably impacted by $1.2 million related to changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2012. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the third quarter of 2013 increased 4.7 percent compared to net sales for the third quarter of 2012. The third quarters of 2013 and 2012 each had 63 shipping days.

For the third quarter of 2013, DJOFL reported a net loss attributable to DJOFL of $18.5 million, compared to a net loss of $22.6 million for the third quarter of 2012. The reduction in the net loss was due primarily to the contribution from increased revenue and reduced interest expense. As detailed in the attached financial tables, the results for the current and prior year third quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

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The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2013 was $63.7 million, or 22.1 percent of net sales, reflecting a decrease of 1.9 percent compared with Adjusted EBITDA of $64.9 million, or 23.7 percent of net sales, for the third quarter of 2012.

For the twelve months ended September 28, 2013 (LTM), Adjusted EBITDA was $262.1 million, or 22.7 percent of LTM net sales of $1,152.4 million, including pre-acquisition Adjusted EBITDA and expected future cost savings aggregating $0.3 million related to the Company’s recent acquisition of Exos Corporation.

“It is terrific to see our team continue to deliver strong accelerating sales growth in the third quarter with approximately five percent growth in net sales on a constant currency basis compared to the third quarter of 2012. Our successful new product launches and strong global commercial execution continue to drive momentum across most of our businesses.” said Mike Mogul, DJO’s president and chief executive officer. “I want to especially congratulate our Bracing & Vascular, Surgical Implant and International teams, for delivering strong constant currency growth in the third quarter of 2013 of 8.0%, 16.4% and 7.0%, respectively, as compared to the prior year period. Our Recovery Sciences business continues to be impacted by Medicare’s 2012 non-coverage decision related to Transcutaneous Electrical Nerve Stimulation (“TENS”) for chronic low back pain (“CLBP”) and slow market conditions for capital equipment purchasing, which is impacting our Chattanooga business. Excluding Recovery Sciences, aggregate net sales from our other business segments for the third quarter of 2013 increased by 8.5% compared to the prior year period.

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“For the third quarter, Adjusted EBITDA contracted from the prior year amounts, due primarily to the lost contribution margin from declining revenues in our Recovery Sciences segment, partly to the impact of the medical device excise tax, which became effective January 1, 2013, and partly to increased operating expense investments related to new product development and other revenue growth initiatives. Excluding Recovery Sciences, Adjusted EBITDA for the third quarter of 2013 increased by 4.0% compared to Adjusted EBITDA for the third quarter of 2012.

“We continue to be very pleased with the revenue growth contributed by our recent new product launches and other commercial initiatives. These successful growth initiatives have enabled our Bracing and Vascular, International and Surgical Implant segments to achieve growth rates that we believe are market leading. We remain diligently focused on improving the sales results of our Recovery Sciences segment. We believe that the impact of recent and upcoming product launches, combined with having reached the anniversary date of Medicare’s noncoverage decision for TENS for CLBP late in the third quarter of 2013, will improve the future sales results for this segment. This improvement, combined with continued strong performance from our other segments should permit us to report stronger revenue results and higher total company growth rates in future quarters, which in turn should improve our Adjusted EBITDA results.

“On a somber note, we suffered a fire in our Tunisia manufacturing facility late in the quarter. Thankfully, no one was injured in the fire, but our production capacity in Tunisia has been temporarily reduced. Given our operational contingency plans, the finished goods inventory on hand at our other distribution locations and our insurance coverage, we do not currently believe that the fire will have a material impact on our results of operations or ability to service our customers. However, we may see revenue disruption in our international markets in the fourth quarter, which we currently estimate could be up to $5 million.”

Sales by Business Segment

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

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Net sales for DJO’s Bracing and Vascular segment were $120.9 million in the third quarter of 2013, reflecting growth of 8.0%, compared to the third quarter of 2012, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for DJO’s Recovery Sciences segment were $76.7 million in the third quarter of 2013, reflecting a contraction of 4.4%, compared to the third quarter of 2012, primarily due to the effects of the Medicare CLBP decision on the EMPI business unit and slow market conditions for capital equipment sold by the Chattanooga business unit. The third quarter sales results for the Recovery Sciences segment reflected strong sequential improvement from the second quarter of 2013, which reflected a contraction of 8.1% from the prior year second quarter period.

Third quarter net sales within the International segment were $70.4 million, reflecting an increase in constant currency of 7.0% from the prior year period, excluding the impact of $1.2 million of favorable changes in foreign currency exchange rates from rates in effect in the third quarter of 2012. The strong international growth is being driven by increased penetration in certain geographies and the positive impact of sales of new products.

Net sales for the Surgical Implant segment were $20.0 million for the third quarter of 2013, reflecting an increase of 16.4% over net sales in the third quarter of 2012, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

As of September 28, 2013, the Company had cash balances of $33.5 million and available liquidity of $99.5 million under its $100 million revolving line of credit.

Year-to-Date Results

DJOFL achieved net sales of $861.9 million for the nine months ended September 28, 2013, reflecting growth of 2.7 percent compared to net sales of $838.9 million for the nine months ended September 29, 2012. Net sales for the first nine months of 2013 were favorably impacted by changes in foreign currency exchange rates aggregating $1.9 million compared to the rates in effect in the first nine months of 2012. In constant currency, net sales for the first nine months of 2013 increased by 2.5 percent compared to net sales for the first nine months of 2012. The nine months ended September 28, 2013

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included 190 shipping days, one fewer than the nine months ended September 29, 2012. Excluding Recovery Sciences, aggregate net sales from our other business segments for the nine months ended September 28, 2013, increased by 6.7% compared to net sales for the nine months ended September 29, 2012.

For the first nine months of 2013, DJOFL reported a net loss attributable to DJOFL of $71.7 million, compared to a net loss attributable to DJOFL of $72.1 million for the first nine months of 2012. As detailed in the attached financial tables, the results for the current and prior year nine month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the first nine months of 2013 was $190.2 million, or 22.1 percent of net sales, compared to Adjusted EBITDA of $199.4 million, or 23.8 percent of net sales, for the first nine months of 2012. Excluding Recovery Sciences, Adjusted EBITDA for the for the nine months ended September 28, 2013, increased by 1.0% compared to Adjusted EBITDA for the nine months ended September 29, 2012.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 pm, Eastern Time today, October 29, 2013. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The

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Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims,

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including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$288,049	$273,986	$861,871	$838,910
Cost of sales (exclusive of amortization, see note 1)	118,160	108,297	346,761	328,334

Gross profit	169,889	165,689	515,110	510,576
Operating expenses:
Selling, general and administrative	112,566	110,735	348,175	342,617
Research and development	8,028	7,938	23,749	21,695
Amortization of intangible assets	23,920	24,487	71,595	73,505

	144,514	143,160	443,519	437,817

Operating income	25,375	22,529	71,591	72,759
Other (expense) income:
Interest expense	(43,842)	(46,411)	(133,412)	(134,899)
Interest income	29	46	117	151
Loss on modification and extinguishment of debt	—	—	(1,059)	(9,398)
Other (expense) income, net	870	1,870	(535)	2,931

	(42,943)	(44,495)	(134,889)	(141,215)

Loss before income taxes	(17,568)	(21,966)	(63,298)	(68,456)
Income tax provision	(807)	(569)	(7,845)	(3,044)

Net loss	(18,375)	(22,535)	(71,143)	(71,500)
Net income attributable to non-controlling interests	(113)	(27)	(523)	(614)

Net loss attributable to DJO Finance LLC	$(18,488)	$(22,562)	$(71,666)	$(72,114)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,809 and $26,368 for the three and nine months ended September 28, 2013 and $9,837 and $29,513 for the three and nine months ended September 29, 2012, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 28, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$33,526	$31,223
Accounts receivable, net	181,128	166,742
Inventories, net	153,865	156,315
Deferred tax assets, net	32,418	33,283
Prepaid expenses and other current assets	26,037	18,073

Total current assets	426,974	405,636
Property and equipment, net	103,965	107,035
Goodwill	1,250,877	1,249,305
Intangible assets, net	987,393	1,055,531
Other assets	40,574	45,216

Total assets	$2,809,783	$2,862,723

Liabilities and Equity
Current liabilities:
Accounts payable	$60,954	$54,294
Accrued interest	49,914	31,653
Current portion of debt and capital lease obligations	8,620	8,858
Other current liabilities	100,088	93,640

Total current liabilities	219,576	188,445
Long-term debt and capital lease obligations	2,217,305	2,223,816
Deferred tax liabilities, net	243,714	241,202
Other long-term liabilities	16,449	24,850

Total liabilities	2,697,044	2,678,313

Commitments and contingencies
Equity:
DJO Finance LLC membership equity:
Member capital	838,777	839,234
Accumulated deficit	(730,092)	(658,426)
Accumulated other comprehensive income	1,148	1,284

Total membership equity	109,833	182,092
Noncontrolling interests	2,906	2,318

Total equity	112,739	184,410

Total liabilities and equity	$2,809,783	$2,862,723

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales:
Bracing and Vascular	$120,947	$111,951	$348,455	$331,189
Recovery Sciences	76,654	80,167	229,413	247,902
Surgical Implant	20,025	17,197	62,890	53,170
International	70,423	64,671	221,113	206,649

	$288,049	$273,986	$861,871	$838,910

Gross Profit:
Bracing and Vascular	$61,689	$58,151	$178,345	$171,555
Recovery Sciences	57,298	60,811	172,168	186,760
Surgical Implant	13,915	12,670	45,001	39,858
International	37,844	34,815	122,828	114,696
Expenses not allocated to segments and eliminations	(857)	(758)	(3,232)	(2,293)

	$169,889	$165,689	$515,110	$510,576

Operating Income:
Bracing and Vascular	$22,537	$22,667	$62,942	$65,812
Recovery Sciences	21,088	22,551	59,501	65,658
Surgical Implant	1,020	492	5,410	3,805
International	11,471	10,656	42,086	39,650
Expenses not allocated to segments and eliminations	(30,741)	(33,837)	(98,348)	(102,166)

	$25,375	$22,529	$71,591	$72,759

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

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DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended September 28, 2013 and September 29, 2012

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $857.7 million term loan and a $100.0 million revolving credit facility, under which the outstanding balance was zero as of September 28, 2013, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Nine Months Ended		Twelve Months Ended September 28, 2013
(In thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net loss attributable to DJO Finance LLC	$(18,488)	$(22,562)	$(71,666)	$(72,114)	$(118,702)
Interest expense, net	43,813	46,365	133,295	134,748	181,401
Income tax provision	807	569	7,845	3,044	(103)
Depreciation and amortization	32,698	32,170	95,723	96,177	127,005
Non-cash charges (a)	(2,090)	1,317	(15)	3,955	6,772
Non-recurring and integration charges (b)	5,857	7,011	17,426	20,987	29,023
Other adjustment items, before adjustments applicable for the twelve month periods only (c)	1,057	33	7,564	12,570	36,395

Adjusted EBITDA before other adjustment items applicable for the twelve month periods only					261,791
Other adjustment items applicable for the twelve month periods only (d):
Pre-acquisition Adjusted EBITDA					262
Future cost savings related to recent acquisitions					63

Adjusted EBITDA	$63,654	$64,903	$190,172	$199,367	$262,116

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended September 28, 2013
(In thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Stock compensation expense	$291	$1,310	$1,544	$3,563	$320
Impairment of goodwill and intangible assets	—	—	—	—	7,397
Impairment of fixed assets and assets held for sale	—	—	—	380	595
(Gain) loss on disposal of assets, net	—	7	(1)	12	18
Purchase accounting adjustments (1)	(2,381)	—	(1,558)	—	(1,558)

Total non-cash charges	$(2,090)	$1,317	$(15)	$3,955	$6,772

(1)	Purchase accounting adjustments for the three months ended September 28, 2013 consist of $0.1 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos. Purchase accounting adjustments for the nine and twelve months ended September 28, 2013 consist of $0.9 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended September 28, 2013
(In thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Integration charges:
Commercial and global business unit reorganization and integration	$1,517	$2,070	$4,256	$5,423	$5,858
Acquisition related expenses and integration (1)	470	580	1,708	1,512	3,240
CEO transition	—	—	—	183	—
CFO transition	1,386	—	1,386	—	1,386
Litigation and regulatory costs and settlements, net (2)	340	1,920	4,800	4,745	12,637
Other non-recurring items	390	1,718	1,901	3,763	2,244
Automation projects	1,754	723	3,375	5,361	3,658

Total non-recurring and integration charges	$5,857	$7,011	$17,426	$20,987	$29,023

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended September 28, 2013, litigation and regulatory costs consisted of $2.8 million of estimated costs to complete a post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products, $4.6 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, net of $1.0 million received in an indemnity claim from a third party manufacturer, a $1.3 million judgment related to a French litigation matter on appeal and $4.9 million related to other litigation and regulatory costs and settlements.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended September 28, 2013
(In thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Blackstone monitoring fees	$1,750	1,750	$5,250	$5,250	$7,000
Non-controlling interests	114	27	524	613	692
Loss on modification and extinguishment of debt (1)	—	—	1,059	9,398	28,550
Other (2)	(807)	(1,744)	731	(2,691)	153

Total other adjustment items	$1,057	$33	$7,564	$12,570	$36,395

(1)	Loss on modification and extinguishment of debt for the nine months ending September 28, 2013 consists of $0.9 million in arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished. Loss on modification and extinguishment of debt for the twelve months ending September 28, 2013 consists of the preceding amounts and $17.2 million in premiums related to the repurchase or redemption of our 10.875% Senior Secured Notes (“10.875% Notes”), $12.7 million related to the non-cash write off of unamortized debt issuance costs related to the 10.875% Notes and $0.1 million in legal and other fees, net of $2.5 million related to the non-cash write off of unamortized original issue premium associated with the 10.875% Notes. Loss on modification and extinguishment of debt for the nine months ending September 29, 2012 consists of $8.6 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with a portion of our term loans which were extinguished.

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(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Other adjustment items applicable for the twelve month period include future cost savings and pre-acquisition EBITDA for the twelve months ended September 28, 2013 related to the acquisition of Exos Corporation.

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